Exhibit 99.1

Lumen Technologies Advances Enterprise Market Focus with Sale of Consumer Fiber-to-the-Home Business to AT&T

•	AT&T to acquire Lumen’s Mass Markets fiber-to-the-home business for a total consideration of $5.75 billion in cash

•	Lumen retains infrastructure critical to its enterprise strategy, including its national, regional, state, and metro fiber backbone and consumer copper broadband and voice services

•	Accelerates Lumen’s investment in network expansion, differentiated digital platform, and network architecture innovation

•	Transaction to materially reduce Lumen’s debt, improve annual cash flow, and position Lumen for additional refinancing opportunities

DENVER, May 21, 2025 - Lumen Technologies, Inc. (NYSE: LUMN) today announced it has entered into a definitive agreement to sell Lumen’s Mass Markets fiber-to-the-home business, including Quantum Fiber, in eleven states to AT&T (NYSE: T) for a total of $5.75 billion in cash, subject to working capital and other various purchase price adjustments. The transaction marks another important, bold step in Lumen’s transformation into the leading enterprise digital networking company.

“We are sharpening our focus on enterprise customers, and this transaction enhances our financial flexibility, enabling us to reimagine networking for enterprises in a multi-cloud, AI-first world,” said Kate Johnson, president and CEO of Lumen. “As part of this deal, we are retaining the core infrastructure that allows us to continue innovating for enterprise customers, leap frogging traditional networking architectures to give customers the bandwidth, performance, and security they need. The fiber-to-the-home business being sold is tremendously valuable thanks to the incredible work by the team and will now have even greater opportunity to grow with AT&T’s scale, consumer-focus, and investment.”

AT&T’s acquisition includes approximately 95% of Quantum Fiber, approximately four million enablements, and nearly one million subscribers as of March 31, 2025. Based on first quarter 2025 results, these customers would generate over $750 million of annualized revenue. Lumen expects to build out new fiber enablements at a similar pace as 2024 through year end 2025.

Importantly, Lumen will retain assets that will continue to serve as the foundation of its enterprise transformation, including all national, regional, state, and metro level fiber backbone network infrastructure, central offices and associated real estate. The enterprise and wholesale fiber customers will remain with Lumen in all geographies. In addition, Lumen will retain and care for its existing copper network, which primarily services consumer customers.

Upon closing, Lumen intends to use the net proceeds of approximately $4.2 billion and cash on hand to pay down approximately $4.8 billion in superpriority debt, reducing our interest expense by approximately $300 million annually. Based on projected 2025 aEBITDA guidance, Lumen’s net debt to aEBITDA ratio will be reduced from 4.9x to 3.9x. The transaction is expected to reduce Lumen’s Mass Markets fiber-related capital expenditures by approximately $1 billion annually, enhancing cash flow and enabling Lumen to accelerate investments in the Company’s enterprise offerings and further strengthen the balance sheet.

Following the $8.5 billion in AI-driven networking contracts with hyperscalers, Lumen plans to expand its vast nationwide footprint, scaling to 47 million intercity fiber miles by 2028. In addition, the Company will continue to scale the Lumen Digital platform to simplify customer experiences for businesses seeking quick, secure, effortless networking services. Lastly, Lumen will strategically leverage the combination of its physical infrastructure and digital platform to deliver increased performance, capacity, intelligence and security through new, innovative network architectures such as Direct Fiber Access (DFAs), Cloud On-ramps, and Multicloud Gateways.

Added Johnson, “Lumen has a once-in-a-generation opportunity to build a digital networking company that will serve the needs of enterprise customers. Today, that’s in support of AI, and on the horizon, it’s quantum computing. This strategic decision is grounded in the expansive critical infrastructure we’re retaining and the forward-thinking digital future we’re building.”

The transaction is expected to close in the first half of 2026, subject to any necessary approvals and closing conditions.

Lumen’s financial advisors are Goldman Sachs & Co. LLC and JP Morgan Securities LLC. Lumen’s legal advisor is Latham & Watkins LLP. FTI Consulting and Teneo served as strategic advisors to Lumen.

Investor Call

Lumen’s management team will host a conference call at 4:30 p.m. ET today, May 21, 2025. The conference call will be webcasted from our Investor Relations website at ir.lumen.com.

Additional information will be available at lumen-forward.q4ir.com.

About Lumen Technologies

Lumen Technologies, Inc. (NYSE: LUMN) is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

For news and insights visit news.lumen.com, LinkedIn: /lumentechnologies, X: @lumentechco, Facebook: /lumentechnologies, Instagram: @lumentechnologies, and YouTube: /lumentechnologies.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release identified by words such as “expects,” “anticipates,” “will,” “plans” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. Statements in this release concerning (i) the Company’s expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management and (ii) the transactions proposed in the agreement, including the pre-closing internal restructuring contemplated by the agreement, the expected benefits of the transactions proposed in the agreement, including with respect to the business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, and product or services line growth, the closing date of the transactions proposed in the agreement, plans following the closing of the transactions proposed in the agreement, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors, including, without limitation, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on form 8-K, each as filed with the Securities and Exchange Commission. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. We may change our intentions or plans discussed in our forward-looking statements without notice at any time and for any reason.

Lumen Company Contacts

Media Relations:

Joe Goode

Joseph.gooede@lumen.com

+1 781-799-6048

Investor Relations:

Jim Breen, CFA

jim.breen@lumen.com

+1 603-404-7003